                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of January 1, 1998, between AMERICAN TECHNICAL CERAMICS CORP., a Delaware corporation having its principal place of business at One Norden Lane, Huntington Station, New York 11746 (the "Company"), and JUDAH WOLF, who resides at 4206 Laurel Oak Way, Ponte Vedra Beach, Florida 32082 ("Employee").

                              W I T N E S S E T H :

         WHEREAS, the Company desires to extend the Employment Agreement, dated September 10, 1993 (the "September 1993 Agreement"), between the Company and Employee to provide for Employee's continued performance of services for the Company and any present or future parent, subsidiary, or affiliate of the Company, and Employee desires to continue to perform such services, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree that, effective January 1, 1998, the September 1993 Agreement is hereby extended and amended and restated in its entirety to read as follows:

         1. Term. The Company agrees to employ Employee, and Employee agrees to serve as director of the Company's metallized substrates and circuits business, upon the terms and conditions hereinafter set forth, for a period commencing on January 1, 1998 and ending on December 31, 2001, or for such shorter period as may be provided for herein. The period during which Employee is employed hereunder is hereinafter referred to as the "Employment Period."

         2.       Duties.

                  (a) Employee agrees to use his best efforts, skills, and abilities to perform faithfully all duties consistent with his position (or any other position of a similar nature) assigned to him from time to time by the Company. In the performance of his duties, Employee shall be subject to the direction of the Board of Directors, the President and Chief Executive Officer of the Company, and any officer of the Company designated by the Board or the President and Chief Executive Officer of the Company. Employee agrees to devote his full time, labor, energies, and attention to the performance of such duties.

                  (b) Except as provided in this paragraph, Employee agrees not to become involved in any personal investment or business matters which may detract from the performance of his duties or otherwise adversely affect the Company or any present or future parent, subsidiary, or affiliate of the Company. The Company acknowledges that Employee owns certain ceramic substrates, the entire inventory of which is maintained by Employee at the Company's facilities in Jacksonville, Florida and placed with the Company on consignment. Physical control of said substrates shall remain exclusively with the Company and only such Company personnel as are specifically designated by the Company shall have authorized access thereto. Employee represents and warrants that he owns such substrates free of all liens, charges and encumbrances of every kind and nature whatsoever. The Company may, from time to time, either (i) elect to purchase any of such substrates at the applicable price therefore set forth on Exhibit A hereto, or (ii) sell the substrates to third parties on behalf of Employee. If sales of such substrates are made to third parties, the Company shall have the right to retain one-half of such proceeds in excess of the amount Employee would have received had the Company purchased such substrates pursuant to this Paragraph 2(b). If Employee's employment with the Company is terminated by the Company for any reason (or for no reason), the Company shall have the option, exercisable within 60 days of such termination, to purchase all or any portion of such substrates at the price determined as set forth above or to deliver such substrates (or any unpurchased portion thereof) to Employee at Employee's direction and expense. Employee shall not be permitted to purchase and sell any additional inventories of substrates and shall not sell any of the existing inventory of substrates other than pursuant to the provisions of this Paragraph 2(b).

         3. Place of Performance. In connection with his employment by the Company, Employee shall be based at the Company's offices in Jacksonville, Florida. Employee shall be available to travel at such times and to such places as may be necessary in connection with the performance of his duties hereunder.

         4. Annual Compensation. (a) Salary. During the Employment Period, Employee shall receive a base salary at the annual rate of $90,000, plus such other amounts, if any, as the Board of Directors of the Company, in its sole discretion, may from time to time determine. Employee's salary shall be payable in weekly installments or at such other frequency as the Company may from time to time determine (but not less frequently than monthly).

                  (b)(i) Thin Film Incentive Bonus. In addition to his base salary, during the Employment Period, Employee shall be entitled to an annual incentive bonus (the "Thin Film Incentive") equal to a percentage of the Thin Film Profit Contribution (as hereinafter defined) for the calendar year to which such Thin Film Incentive relates, such percentage to be equal to 5.0% for calendar year 1998, 4.0% for calendar year 1999, and 3.5% for each of the calendar years 2000 and 2001. The Company shall pay quarterly estimates of the Thin Film Incentive to Employee as set forth herein.

                           (ii) The Thin Film Incentive shall be calculated on a
                  quarterly basis and payments in respect thereof shall be made within 45 days after the end of the calendar quarter to which such calculation relates. In the event the Thin Film Profit Contribution calculated for any calendar quarter is less than zero then no payment shall be made in respect of said quarter and the amount by which the Thin Film Profit Contribution is less than zero shall be carried forward to reduce the Thin Film Profit Contribution, if any, in the immediately succeeding calendar quarters in the same calendar year. No such negative amount shall be carried forward beyond the end of the calendar year in which it is recorded.

                           (iii) As used herein, "Thin Film Profit Contribution"
                  shall mean (x) gross revenues (net of returns) received by the Company from the sale of products designated by the Company as "Thin Film Products," plus (y) an amount equal to 20% of the identifiable costs incurred by the Company's metalized substrates and circuits business which is under Employee's direction in connection with products provided or services performed by such business specifically and exclusively for other businesses and product lines of the Company other than Thin Film Products, the provision or performance of which has been specifically requested by the President or the Senior Vice President -- Operations of the Company, minus (z) identifiable costs attributable to the production, marketing, sale and administration of Thin Film Products (exclusive of costs specifically and exclusively attributable to products or services covered by subclause (y) above), including, without limitation, (1) salary, bonuses and benefits and other costs for all direct and indirect personnel involved in the production, promotion, marketing, sale and administration of Thin Film Products, including Employee (but excluding Employee's Thin Film Incentive); (2) all materials and supplies, outside services, and maintenance and repair services relating to the production, promotion, marketing, sale and administration of Thin Film Products; (3) salary, bonuses, benefits and other costs for all internal sales personnel attributable to the sale of Thin Film Products; (4) outside sales representatives' commissions attributable to the sale of Thin Film Products; (5) departmental travel expenses;
                  (6) advertising and promotion expenditures attributable to the marketing, promotion and sale of Thin Film products, which are approved in advance by Employee; and (7) depreciation of assets used in the production, promotion, marketing, sale and promotion of Thin Film Products. As of the date hereof, the products designated as "Thin Film Products" shall be as set forth on Exhibit B hereto.

                  (c) Modified Operating Director's Bonus. During the Employment Period, Employee shall also be entitled to receive any incentive bonus to which Employee would otherwise be entitled as an "Operating Director" of the Company less an amount equal to 0.5% of the Thin Film Profit Contributions (if greater than zero) calculated for the period to which such Operating Director's incentive bonus pertains. Employee hereby acknowledges that Operating Directors' bonuses are awarded in the sole discretion of the Board of Directors of the Company and are generally paid on a quarterly basis, if at all.

                  (d) Deductions. The Company shall deduct from all amounts payable to Employee all taxes and other amounts which the Company is now or may hereafter become obligated to deduct under any applicable law.

         5. Benefits. Employee shall be entitled to participate in such employee benefit plans established by the Company from time to time and generally made available to employees at levels similar to Employee's for which he meets the eligibility requirements. Nothing contained herein shall require the Company to establish or maintain any employee benefit plan.

         6.       Termination.

                  (a) The Company may terminate this Agreement, without liability (except as provided in this Paragraph 6(a) and in the last two sentences of Paragraph 6(c) hereof), at any time and for any reason whatsoever (or for no reason) by giving 30 days' prior written notice to Employee. The Company may, at its option, elect to give Employee less than 30 days' prior written notice of such termination, provided that if the Company elects to do so, it shall pay to Employee, upon the effective date of such termination, in addition to the amounts, if any, to which he may be entitled pursuant to the last two sentences of Paragraph 6(c) hereof, an amount equal to the salary, at the rate provided in Paragraph 4(a) hereof, and such portion of the bonuses, at the rates provided in paragraphs 4(b) hereof, he would have received had he worked the number of days less than 30 that he is given notice of such termination.

                  (b) Notwithstanding anything herein contained to the contrary, if on or after the date hereof and prior to the end of the Employment Period,

                           (i) either (A) Employee shall be physically or
                  mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder ("Disabled") for a period of 90 consecutive days or for an aggregate of 90 days within any period of twelve consecutive months, (B) Employee shall be convicted of a felony or other crime of moral turpitude, (C) Employee shall commit any act or omit to take any action in bad faith to the detriment of the Company or any present or future parent, subsidiary, or affiliate of the Company, (D) Employee shall wilfully fail or refuse to perform any duties consistent with his position (or any other position of a similar nature) assigned to him from time to time, or (E) Employee shall breach any other term of this Agreement and fail to correct such breach within 10 days after receiving notice of the same, or if such breach is not capable of correction within such 10 day period, Employee shall fail to take substantial steps necessary to correct such breach within such 10 day period, then, and in each such case, the Company shall have the right to give notice of termination of Employee's services hereunder as of a date to be specified in such notice, and this Agreement shall terminate on the date so specified, or (ii) Employee shall die, then this Agreement shall terminate on the date of Employee's death.

                  (c) If this Agreement is terminated by the Company for any of the reasons set forth in Paragraph 6(b)(i)(B), (C), (D) or (E) hereof, Employee, shall be entitled to receive only his salary at the rate provided in Paragraph 4(a) hereof, and a portion of the bonuses payable to him as provided in Paragraphs 4(b) hereof, in each case through and including the date upon which termination shall take effect. If this Agreement is terminated by the Company pursuant to Paragraph 6(a), 6(b)(i)(A) or 6(b)(ii), then, subject to the next succeeding sentence, Employee or his estate, as the case may be, shall be entitled to receive annually for a period of two years from the date of termination, in lieu of any other payments or other consideration to which he would otherwise be entitled hereunder, an amount equal to the lesser of (i) $100,000, or (ii) 60% of Employee's highest total compensation for any consecutive 12 months during the last 24 months of Employee's employment, each such annual amount to be payable in 12 equal monthly installments, the first of which shall be payable one month after the date upon which such termination shall take effect. If during the Employment Period, a person or party other than Victor Insetta acquires more than 50% of the voting power of the Company (a "Change in Control") and, subsequent to such acquisition, this Agreement is terminated by the Company pursuant to Section 6(a) hereof, Employee shall be entitled to receive, in lieu of any other payments to which he is entitled hereunder, monthly payments equal to the monthly payments calculated in accordance with the immediately preceding sentence for the number of months equal to the greater of (i) 24 and (ii) the number of full calendar months during the period commencing on the date of termination and ending on December 31, 2001, the first of which shall be payable one month after the date upon which such termination shall take effect.

                  (d) The provisions of this Paragraph 6 shall survive the termination of Employee's employment and of this Agreement.

         7.       Confidentiality.

                  (a) Beginning on the date hereof, and at any time hereafter, Employee shall treat as confidential any proprietary, confidential, or secret information relating to the business or interests of the Company or any future parent, subsidiary, or affiliate of the Company, including, but without limitation, the organizational structure, operations, business plans, or technical projects of the Company or any future parent, subsidiary, or affiliate of the Company, and any research datum or result, invention, trade secret, customer list, process, or other work product developed by or for the Company or any future parent, subsidiary, or affiliate of the Company, whether on the premises of the Company or elsewhere ("Confidential Information"). Beginning on the date hereof, and at any time hereafter, the Employee shall not disclose, utilize, or make accessible in any manner or in any form any Confidential Information other than in connection with performing the services required of him under this Agreement, without the prior written consent of the Company.

                  (b) Employee hereby agrees that any and all information, inventions and discoveries, whether or not patentable, that he conceives and/or creates during the Employment Period and any extensions thereof, and for a period of six months following Employee's termination, which are a direct or indirect result of work performed hereunder, shall be the sole and exclusive property of the Company. Employee hereby assigns to the Company any and all right, title, and interest which he has or may acquire in the same. Employee further agrees that he will promptly execute any and all applications, assignments, or other instruments which an officer of the Company or the Board of Directors of the Company shall deem necessary or useful in order to apply for and obtain Letters Patent in the United States and all foreign countries for said information, inventions, and discoveries and in order to assign and convey to the Company the sole and exclusive right, title, and interest in and to said information, inventions, discoveries, patent applications, and patents thereon. The Company will bear the cost of preparation of all such patent applications and assignments, and the cost of prosecution of all such patent applications in the United States Patent Office and in the patent offices of foreign countries.

                  (c) All documents, records, apparatus, equipment, and other physical property furnished to Employee by the Company or produced by Employee or others in connection with his employment shall be and remain the sole property of the Company. Employee shall return and deliver such property to the Company as and when requested by the Company.

                  (d) Employee agrees that for a period of two years from the termination of this Agreement he will not, directly or indirectly, employ or solicit the employment or engagement by others of any employees of, or consultants hired by, the Company or any future parent, subsidiary, or affiliate of the Company, within a period of one year after such person is no longer employed or retained by the Company or any future parent, subsidiary or affiliate of the Company.

                  (e) The Employee agrees that the provisions of this Paragraph 7 shall survive the termination of his employment and of this Agreement.

         8. Non-Competition. Employee acknowledges that in September 1993, the Company purchased from Miltech Corp., a corporation of which Employee was the principal stockholder, certain assets which were used by the Company to initiate its metallized substrates and circuits business. Employee further acknowledges and agrees that the retention of Confidential Information is essential to the continued existence of the Company, and that such information constitutes trade secrets, disclosure of which would irreparably harm the business of the Company. Accordingly, except as provided in Paragraph 2(b), Employee agrees that he will not during the period he is employed by the Company or any parent, subsidiary, or affiliate of the Company, under this Agreement or otherwise, engage in, or otherwise directly or indirectly be employed by, or act as a consultant, advisor or lender to, or be a director, officer, employee, stockholder, owner, or partner of, any other business or organization, whether or not such business or organization now is or shall then be competing with the Company or any parent, subsidiary, or affiliate of the Company. Employee further agrees that (i) if prior to a Change in Control he is terminated by the Company during the Employment Period for any reason (or for no reason) other than a reason set forth in Paragraph 6(b)(i)(B), (C), (D) or (E) hereof, then for the period during which Employee is receiving payments from the Company pursuant to the penultimate sentence of Paragraph 6(c) hereof, (ii) if subsequent to a Change of Control he is terminated by the Company during the Employment Period for any reason (or for no reason) other than a reason set forth in Paragraph

6(b)(i)(B), (C), (D) or (E) hereof, then provided Employee is still receiving payments from the Company pursuant to the last sentence of Paragraph 6(c) hereof, for a period of two years after such termination, and (iii) if Employee resigns or if he is terminated by the Company during the Employment Period for any of the reasons set forth in Paragraph 6(b)(i)(B), (C), (D) or (E) hereof, then for a period of two years after such resignation or termination, Employee shall not take employment with any business organization which competes with the Company or any parent, subsidiary or affiliate of the Company, where Employee's job description(s) and/or function(s) at said business organization include providing any advice or information concerning any aspect of the design, development, production, manufacture or sale of metallized substrates and circuits, unless the Company, its parents, subsidiaries or affiliates have all discontinued their metallized substrate and circuits business. Unless a Change of Control has occurred, the Company may elect to extend Employee's obligation pursuant to the preceding sentence for a period of up to two years subsequent to the later of the expiration of the Employment Period or the date of termination of Employee's employment with the Company under circumstances which are not covered by the preceding sentence by giving Employee notice of its election to do so and by paying Employee in accordance with the penultimate sentence of Paragraph 6(c) hereof (with appropriate reductions in the case in which the period of time the Company has elected to require Employee to comply with said obligations in less than two years) as if Employee's employment had been terminated during the Employment Period for any of the reasons referred to therein. Notwithstanding anything contained herein to the contrary, the provisions of this Paragraph 8 will not be deemed breached merely because Employee owns not more than 1% of the outstanding common stock of a corporation, if, at the time of its acquisition by Employee, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange. The obligations of Employee pursuant to this Paragraph 8 shall survive the termination of this Agreement.

         9. Scope of Agreement. Employee acknowledges that the restrictions contained in Paragraphs 7 and 8 are a condition of his employment by the Company. Employee further acknowledges that such restrictions are reasonable in view of the nature of the business in which the Company is engaged and his knowledge of the Company's business, and that any breach of his obligations under Paragraphs 7 and 8 hereof will cause the Company irreparable harm for which the Company will have no adequate remedy at law. As a result, the Company shall be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order, or other equitable relief in favor of itself restraining Employee from committing or continuing any such violation. Any right to obtain an injunction, restraining order, or other equitable relief hereunder will not be deemed a waiver of any right to assert any other remedy the Company may have under this Agreement or otherwise at law or in equity.

         10. Representations and Warranties. Employee represents and warrants to the Company that (i) Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company and any present or future parent, subsidiary, or affiliate of the Company hereunder, and
(ii) Employee is under no physical or mental disability that would hinder the performance by him of his duties under this Agreement.

         11. Assignment. Under no circumstances shall Employee assign, pledge or otherwise dispose of any of his rights or obligations under this Agreement, and any such attempted assignment, pledge, or disposition shall be void and shall relieve the Company of all its obligations under this Agreement. The Company may assign any of its rights or obligations under this Agreement to any present or future parent, subsidiary, affiliate, or successor.

         12. Entire Agreement. This Agreement is the entire agreement between the Company and Employee with respect to the subject matter hereof and supersedes all other agreements, written or oral, concerning the subject matter hereof.

         13. Waivers and Further Agreements Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to enforce such provision or any other provision on any subsequent occasion.

         14. Amendments. This Agreement may not be amended, nor shall any waiver, change, modification, consent, or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any such amendment, waiver, change, modification, consent, or discharge is sought.

         15.      Severability

                  (a) If any provision of this Agreement shall be held or deemed to be invalid, inoperative, or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitation on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof.

                  (b) If any provision of this Agreement shall be held or deemed to be invalid, inoperative, or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict or any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein, and such provision reformed so that it would be valid, operative, and enforceable to the maximum extent permitted in such jurisdiction or in such case.

         16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to rules governing conflicts of law.

         17. Courts. Any action to enforce any of the provisions of this Agreement shall be brought in the courts of the State of New York. The parties hereby consent to the jurisdiction of the courts of the State of New York.

         18. Notices. Any notices required or permitted by this Agreement shall be in writing and personally delivered or mailed by certified or registered mail, return receipt requested, addressed to the parties at their addresses set forth above, or to such other addresses as one party may specify to the other party, from time to time, in writing. Any notice personally delivered shall be deemed given at the time of receipt thereof, and any notice given by certified or registered mail shall be deemed given at the time of certification or registration thereof.

         19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                          AMERICAN TECHNICAL CERAMICS CORP.



                          By: /s/ Stuart P. Litt - 1/29/98
                             ---------------------------------------------------
                              Stuart P. Litt, Senior Vice President - Operations



                                         /s/ Judah Wolf - 1/16/98
                          ------------------------------------------------------
                                             Judah Wolf